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REAL ESTATE PURCHASE AND SALE AGREEMENT

SELLER: KENT CENTRAL, L.L.C.

BUYER: EAGLE HARDWARE & GARDEN, INC.

DATED: June 18, 1997

RECITALS
    A. SELLER is the owner of that certain real property described on Exhibit "A" attached hereto in Kent, Washington consisting of a parcel of land containing approximately 1,292,000 square feet +/- of land area.

    B. SELLER desires to convey to BUYER such real property, and also the related assets described herein, following completion of construction of the improvements substantially in accordance with the Site Plan depicted on Exhibit B and the specifications depicted on Exhibit C and on the schedule depicted on Exhibit D, and BUYER desires to purchase the same, on the terms and conditions set forth herein.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, SELLER and BUYER agree as follows.

SECTION 1: SUBJECT MATTER
    The subject matter of this Agreement is the following assets (herein collectively the "Assets"):

    (a) The Seller's right, title and interest in the real property described on Exhibit "A" hereto, together with all such right, title and interest in and to all abutting roads and appurtenant easements (herein the "Real Property").

    (b) All buildings, structures, fixtures and other improvements to be built on the Real Property (herein the "Improvements"). The Real property and the Improvements are herein sometimes collectively referred to as the "Property".

    (c) All personal property, (except personal property owned by construction contractors of the Improvements) of every kind and nature used by SELLER in connection with the operation of the Property (herein the "Personal Property"). The Personal Property includes, without limitation, all files, records and plans related to the Assets.


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    (d) All warranties in favor of SELLER, and all permits, licenses, operating
agreements,.reciprocal easement agreements, service contracts related to the Property and/or the Personal Property, (herein collectively the "Intangible Assets").

    (e) The SELLER's interest as Owner in all construction contracts and related agreements with respect to the Property and all guarantees related thereto.

SECTION 2: AGREEMENT TO CONVEY
    Subject to the satisfaction of all of the conditions contained herein, SELLER shall convey and BUYER shall purchase the Assets for the price and on the terms and conditions set forth herein.

SECTION 3: PURCHASE PRICE FOR THE ASSETS
    The purchase price for the Assets depicted on Exhibits A & B is Twenty Six Million Five Hundred Forty Four Thousand Five Hundred Eighty Seven Dollars ($26,544,587.00) (herein the "Purchase Price").

If BUYER shall request any change, addition or alteration in the plans, the Building standards or the Construction Drawings presented by SELLER, SELLER shall promptly give BUYER a written estimate of (a) the cost of engineering and design services to prepare a change order ("Change Order") in accordance with such request, (b) the cost of the work to be performed pursuant to such Change Order (including an administrative fee of 5%), and (c) the time delay expected because of such requested Change Order. Within three (3) business days following BUYER's receipt of the foregoing written estimate, BUYER shall notify SELLER in writing whether it approves such written estimate. If BUYER approves such written estimate, BUYER shall confirm such approval with a signed change order and a check payable to SELLER in the amount of the Change Order. The foregoing shall constitute BUYER'S authorization to SELLER to proceed. If such written authorization and check are not received by SELLER within such three (3) business days period, SELLER shall not perform any work in connection therewith.

If the completion of construction of the Building is delayed (i) at the request of BUYER, (ii) by BUYER's failure to comply with the foregoing provisions, (iii) by changes in the work requested or ordered by BUYER or by extra work ordered by BUYER, or (iv) because BUYER chooses to have additional work performed by SELLER (each, a "Construction Delay"), then BUYER shall be responsible for all costs and expenses occasioned by such delays.

SECTION 4: PAYMENT
The Purchase Price for the Assets shall be paid as follows:

    SECTION 4.1 EARNEST MONEY DEPOSIT. Five working days after SELLER delivers a fully executed original of this Agreement to BUYER (the date of such delivery is


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referred to herein as the "Execution Date"), BUYER shall deliver to Chicago
Title Insurance Company (herein the "Title Company"), at its offices in Seattle, Washington cash in the amount of $ 1,325,000.00 (herein the "Earnest Money Deposit"). The $1,325,000.00 so paid shall be held by the Title Company in escrow in an insured interest-bearing account with interest to accrue for the benefit of BUYER. Such $1,325,000.00, and all interest earned thereon while held by the Title Company, is herein referred to as the "Earnest Money Deposit". At Closing, the Earnest Money Deposit shall be paid to SELLER as part of the Purchase Price. The Earnest Money Deposit shall be held, paid and applied as set forth in this Agreement.

    SECTION 4.2 UNIQUE BUILDING DEPOSIT. BUYER acknowledges that SELLER would design and construct The Improvements differently from the design depicted on Exhibit B were it not for BUYER's requirements. The proposed building, as depicted on Exhibit B reflects BUYER's unique configuration with special features such as dock levelers, mezzanines, etc. In addition to the Earnest Money Deposit referred to in Section 4.1 above, and five working days after the date that SELLER delivers a fully executed original of this Agreement to BUYER (the date of such delivery is referred to herein as the "Execution Date"), BUYER shall deliver to Chicago Title Insurance Company (herein the "Title Company"), at its offices Seattle, Washington cash in the amount of $2,000,000.00 (herein the "Unique Building Deposit"). The $2,000,000.00 so paid shall be held by the Title Company in escrow in an insured interest-bearing account with interest to accrue for the benefit of BUYER. Such $2,000,000.00, and all interest earned thereon while held by the Title Company, is herein referred to as the "Unique Building Deposit". At Closing, the Unique Building Deposit shall be paid to SELLER as part of the Purchase Price. The Unique Building Deposit shall be held, paid and applied as set forth in this Agreement.

    SECTION 4.3 DEPOSITS. The Earnest Money Deposit and The Unique Building Deposit are herein collectively referred to as the "Deposits".

    SECTION 4.4 CASH AT CLOSING. At Closing, BUYER shall pay to SELLER, in cash through escrow, the entire Purchase Price, less credits to which BUYER is entitled hereunder including the Deposit.

SECTION 5: CLOSING

    SECTION 5.1 PLACE AND TIME. The closing of the sale and purchase of the Assets (herein the "Closing") shall occur in escrow with the Title Company at its offices identified above. Closing shall occur on a date designated by BUYER, such date to be not later than 5 days following the Completion Date (referred to in Section 6.2 below), which shall be no later than 12/31/98, unless extended by written agreement of BUYER and SELLER. The date that the Deed referenced below is recorded and the Title Company is in a position to disburse funds to SELLER is hereinafter referred to as the "Closing Date".


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    SECTION 5.2 PRORATES AND COSTS. SELLER shall be responsible for and shall pay one-half (1/2) of the escrow fee, the excise tax, any documentary stamps or fees and the cost of an extended owner's coverage title insurance policy and any other costs normally payable by SELLER. BUYER shall be responsible for and shall pay one-half (1/2) of the escrow fee, the additional premium in order to obtain the extended coverage policy of title insurance (if required by Buyer), recording fee, and any other normal costs normally payable by BUYER.

    SECTION 5.3 TAX PRORATIONS. All real and personal property taxes attributable to the Property and the Personal Property for the respective tax years in which Closing occurs shall be prorated in escrow, as of the Closing Date.

    SECTION 5.4 COOPERATION. At Closing, the parties shall execute and deliver any and all documents and pay any funds necessary to consummate the transaction contemplated hereby on the terms set forth herein. Without limiting the foregoing, SELLER shall deliver to BUYER and to the Title Company all documents necessary to establish the authority of those persons executing documents on behalf of SELLER to do so and to convey the Assets.

    SECTION 5.5 TITLE INSURANCE. At Closing, SELLER shall deliver to BUYER a commitment from the Title Company to issue to BUYER the extended coverage title insurance policy referenced herein. As soon as practicable after Closing, SELLER shall cause the Title Company to deliver to BUYER a buyer's extended coveragetitle insurance policy of Chicago Title Insurance Company in the amount of the Purchase price, insuring a fee simple interest in the Property vested in BUYER, subject only to the Permitted Exceptions (as defined below).

    SECTION 5.6 CONVEYANCE AND POSSESSION. At Closing, SELLER shall execute (and acknowledge, if appropriate) and deliver the following:

    (a) a Statutory Warranty Deed conveying the Property to BUYER free and clear of all liens, easements, restrictions, encumbrances, and exceptions to or defects in title, except only for the Permitted Exceptions (as defined below);

    (b) a Warranty Bill of Sale conveying the Personal Property, if any, to BUYER;

    (c) an Assignment Agreement conveying to BUYER the Owner's Interest and all related rights, with respect to the Intangible Assets, including all permits, architect and engineering agreements, construction contracts and any other agreements related to the Improvements;

    (d) such documents as may be necessary to make BUYER the successor declarant on recorded restrictions which are determined to be Permitted Exceptions, including the successor declarant on any Reciprocal Easement Agreement or similar operating agreement, if any;


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    (e) such non-foreign person tax affidavits as may be requested by BUYER;
and
    (f) restrictions imposed by DOE regarding the Consent Decree described in section 7.4.

    SECTION 5.7 DELIVERIES. At Closing, SELLER shall deliver the following to
BUYER:
    (a) all keys to the Property;
    (b) copies of all documents related to the Property.

    SECTION 5.8 POSSESSION. BUYER shall be entitled to possession of the Assets from and after the Closing Date.

SECTION 6: CONDITIONS TO BUYERS OBLIGATIONS

    The obligation of BUYER hereunder to consummate the transaction contemplated hereby is subject to the satisfaction of each of the following conditions, and all other conditions contained herein, any or all of which may be waived by BUYER, in whole or in part (but only expressly and in writing). SELLER agrees to use its reasonable best efforts to satisfy such conditions, and to co-operate with BUYER in the satisfaction of the same. This Agreement is not contingent on financing.

    SECTION 6.1 TITLE TO PROPERTY. At Closing, title to the Property must be free and clear of all defects, easements, restrictions, liens, security interests and encumbrances except for those which are deemed to be Permitted Exceptions pursuant to the provisions of this Section 6.1. No later than Five days after mutual acceptance of this agreement, SELLER shall obtain and deliver to BUYER, at SELLER's expense, a preliminary title commitment for extended coverage covering the Property and all appurtenant easements together with all legible copies of all documents referenced therein as plats, surveys or exceptions to title. Within Seven days of BUYER's receipt of preliminary title report, SELLER and BUYER shall agree upon the legal description of the Real Property and those exceptions to title shown on such report which shall remain of record following Closing and shall list the same (herein the "Permitted Exceptions"); BUYER shall have the right to refuse to agree to list any exception or to reject the legal description, in BUYER's sole and absolute discretion. Absent such agreement, BUYER shall have the right to terminate this Purchase Agreement.

    SECTION 6.2 COMPLETION OF CONSTRUCTION. Prior to Closing, and in no event later than December 31, 1998, SELLER shall complete construction of the Improvements substantially in accordance with the Site Plan and Schematic Design depicted on Exhibit B and the specifications depicted on Exhibit C and on the schedule depicted on Exhibit D. This condition shall be deemed satisfied when the City of Kent delivers its Certificate of Occupancy and the Architect has executed a Certificate of Substantial Completion. (The "Completion Date"). As used herein, the term "Substantial Completion" shall mean that the Improvements have been completed in substantial accordance with the Final Plans

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subject only to completion of minor punch list items which do not interfere with the utilization of the Improvements for the purposes for which they were intended in any material way and that if a conditional or temporary occupancy permit is customarily issued for construction of the Improvements before punchlist items are completed, then such permit has been issued by the appropriate local governmental authority. Landscaping and other exterior items shall not prevent the occurrence of Substantial Completion.

SECTION 6.3 ENVIRONMENTAL CLEANUP. Seller shall have completed the required environmental cleanup of the property required to obtain the anticipated Consent Decree prior to the Completion Date,

SECTION 7: REPRESENTATIONS AND WARRANTIES OF SELLER (A "WARRANTY")

    SECTION 7.1 TITLE AND CONVEYANCE. SELLER owns the Assets free and clear of any and all liens, claims, encumbrances and adverse interests other than those shown on the preliminary title report discussed above; at Closing, title to the Assets shall be free and clear of all liens, claims, encumbrances and adverse interests except only that the Permitted Exceptions shall apply to the Property. SELLER has full right, power and authority to convey the Assets in accordance with this Purchase Agreement. No approval or consent of any person, firm or other entity is required to be obtained by SELLER to permit SELLER to consummate the transaction contemplated in this Purchase Agreement.

    SECTION 7.2 INFORMATION AND DOCUMENTS. To the best of Seller's actual knowledge, all information and documents delivered by SELLER in connection with the transaction contemplated hereby, including all documents and information to be delivered pursuant to Section 6 above, are and shall be complete, true and accurate.

    SECTION 7.3 EXISTING TENANCIES. To the best of Seller's actual knowledge, there are no leases or tenancies affecting all or any part of the Property. There are no written or oral promises, understandings, agreements or other commitments between SELLER, and any tenant or any other person, affecting the Assets which have not been disclosed, in writing, to BUYER.

    SECTION 7.4 HAZARDOUS MATERIALS

    (a) DEFINITION. The term "Hazardous waste or materials or substances" as used in this Agreement is used in its very broadest sense and includes, but is not limited to, materials and substances designated as hazardous under any federal, state or local act or ordinance.

    (b) SELLER'S REPRESENTATIONS. Seller represents that the subject site is the former site of Birmingham Steel. This site contains some materials designated as hazardous by the DOE. Seller is in the process of cleanup necessary to obtain a Consent Decree and Covenant Not To Sue from the Department of Ecology. The Consent Decree will allow the uses of the site including warehousing. It is anticipated that the Consent Decree will


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prohibit access to the ground water and uses such as residential uses and schools. The Consent Decree will be assigned to Buyer at closing.

    SECTION 7.5 STATUS OF SELLER. SELLER is not a foreign person, foreign partnership, foreign corporation or foreign trust, as such terms are defined in
Section 1445 of the Internal Revenue Code, as amended, or the regulations thereunder.

    SECTION 7.6 CONTRACTS. All contracts which are a part of the Assets (including, without limitation, all contracts included in the Intangible Assets), are valid and enforceable obligations of the signatories thereto. SELLER has not assigned its interest in or waived any right under any of such contracts. No consents are necessary for assignment of any contract pursuant hereto and no such assignment will be a default under any such contract. There shall not be, at Closing, any contracts affecting the Assets other than those previously reviewed by BUYER or entered into by BUYER. Each of such contracts will be free from default and no act, event, occurrence or omission has occurred or exists which, together with notice, the passage of time, or both, would constitute such a default.

SECTION 8: REPRESENTATIONS AND WARRANTIES OF BUYER

    SECTION 8.1 AUTHORITY. BUYER has full right, power and authority to purchase the Assets in accordance with this Purchase Agreement. No approval or consent of any person, firm, lender or other entity is required to be obtained by BUYER to permit BUYER to consummate the Transaction contemplated in this Purchase Agreement.

SECTION 9: INDEMNIFICATION

    Except as otherwise specifically provided herein, SELLER shall be responsible for and pay, and shall defend, indemnify and hold BUYER and the Assets harmless from, any and all liens, liabilities, losses, claims and causes of action (including related attorney's fees, fines, remediation costs and all other costs) which are related to the required environmental cleanup described in Section 6.3 the inaccuracy or alleged inaccuracy of any Warranty and/or are related to breach of any covenant of SELLER contained herein. BUYER shall hold harmless and defend SELLER from any action, liabilities, losses, claims and causes of action (including related attorneys' fees, fines, remediation costs and all other costs), (a) which are incurred or which arise relating to the Assets after the Closing Date, and/or (b) are related to the inaccuracy or alleged inaccuracy of any Warranty and/or are related to breach of any covenant of BUYER contained herein.

SECTION 10: BROKERS

    Each party represents to the other party that it has not had dealings with any real estate broker or finder which has created the obligation to pay a commission or fee with respect to this transaction other than Brett Hartzell/Lane Bockman of CB Commercial and


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Dick Fosness/Chris Corr of Kidder Mathews and Segner (the "Brokers"). A
commission will be paid by SELLER to the Brokers pursuant to a separate agreement. Each party shall indemnify the other against any claim arising out of the indemnifying party's conduct with any other brokers or finders.

SECTION 11: TERMINATION; BREACH BY SELLER

    SECTION 11.1 RIGHTFUL TERMINATION. In the event that this Agreement is rightfully terminated by BUYER or SELLER pursuant to the terms hereof, the Deposit shall be returned to BUYER and, except as provided in Section 11.2 or 12 below, if applicable, neither party shall have any further liability.

    SECTION 11.2 BREACH BY SELLER. In the event SELLER shall fail to fully and timely perform any of its obligations or duties hereunder or shall fail to consummate the sale of the Assets for any reason, or any of SELLER's Warranties contained herein are false, BUYER may, without limiting any other rights and remedies of BUYER, including, without limitation, any rights or remedies set forth in this Agreement:

    (1) Specifically enforce performance of this Agreement or any provision hereof;
    (2) Receive a refund of the Deposits;
    (3) Terminate this Agreement and/or be excused from further performance hereunder.

SECTION 12: BREACH BY BUYER

    In the event BUYER should breach its obligations hereunder and as a result of such breach BUYER shall fail to consummate the purchase of the Assets, SELLER shall be entitled to retain the Earnest Money Deposit the same being agreed upon as liquidated damages for the failure of BUYER to consummate the contemplated transaction; in addition, SELLER shall be entitled to retain the Unique Building Deposit in order to reimburse SELLER for the specific costs related to the unique building design; PROVIDED THAT, in the event there is a delay in closing the sale caused by a third party, the closing date shall be extended for a reasonable time to complete said closing, but in no event later than 15 days following the Completion Date. BUYER will pay SELLER $6,636.00 per day if closing is delayed by a third party working for BUYER. SELLER agrees to accept and take such amount as its total damages and relief and as SELLER's sole and exclusive remedy hereunder. The parties acknowledge that such sums constitute a fair estimate of the actual damages which SELLER would suffer and that such actual damages would be difficult or impossible to prove with certainty.

SECTION 13: NOTICE

    Any notice required or permitted hereunder shall be in writing, and shall be deemed given and received only when personally delivered (by overnight courier service


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or facsimilie transmission or otherwise) and actually received by the recipient at the following addresses or facsimilie numbers:

    If to the SELLER:

         Benaroya Capital Company, L.L.C.
         1001 Fourth Avenue, Suite 4700
         Seattle, Washington 98154
         Attn: Larry Benaroya, Manager
         Fax No. (206) 447-9384
    If to the BUYER:

         Eagle Hardware & Garden, Inc.
         981 Powell Avenue SW
         Renton, Washington 98055
         Attn: Richard Takata, President
         Fax No. (425) 204-5158

    With a copy to:
         William Moloney
         5711 N.E. Tolo Rd.
         Bainbridge Island, WA 98110
         Fax No. (360) 842-5340

Either party may change its addresses above by written notice given as aforesaid.

SECTION 14: PARTIES BOUND; THIRD PARTIES

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There are no third party beneficiaries hereof, this Agreement being solely for the benefit of SELLER, BUYER, and any assignee of BUYER.

SECTION 15: TIME OF ESSENCE


    Time is of the essence of this Agreement.

SECTION 16: RISK OF LOSS

    SELLER shall bear the risk of all loss or damage to the Property and the Personal Property from all causes, through the Closing Date. If, prior to the Closing Date, all or part of the Property or Personal Property is damaged by fire or by any other insured casualty, or any portion of the Property is taken by eminent domain or threatened by such a taking, SELLER shall promptly GIVE TO BUYER full written notice of the same, and shall keep BUYER fully informed as to any insurance matters related thereto. SELLER shall


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use its reasonable best efforts to restore and repair the damage and replace damaged elements of the Property and the Personal Property utilizing the insurance proceeds or condemnation award such that the same shall be put, to the extent possible, into at least as good of a quality and condition as immediately prior to such damage, and shall thereafter proceed to complete construction of the Improvements as contemplated and within the timeframe required herein.

SECTION 17: INTERPRETATION

    This Purchase Agreement is the full and final agreement of SELLER and BUYER with respect to the purchase and sale of the Assets and supersedes all prior negotiations, offers, counter offers and letters of intent. This Purchase Agreement may only be amended by a written instrument, executed by BUYER and SELLER. No waiver of any right by BUYER shall be established absent proof of a written document, executed by BUYER, expressly setting forth such waiver. In the event any provision hereof is unenforceable as written, the parties desire that such provision be enforced to the fullest extent of the law, and that the balance of this Agreement remain fully enforceable. This agreement shall be governed by and construed in accordance with the laws of the State of Washington.

SECTION 18: SURVIVAL

    All Warranties, and BUYER's right to enforce or assert a breach of the same, shall survive any investigation by BUYER, execution hereof, the Closing of the transaction contemplated hereby, and the execution and delivery of any documents at Closing, and shall not be merged into any document delivered by SELLER and BUYER at Closing. All indemnity, default, and attorneys fees provisions hereof, together with all provisions hereof which so contemplate, shall survive termination hereof and/or Closing, and shall not be so merged.

SECTION 19: ATTORNEYS FEES

    In the event of litigation between the parties concerning the Assets, this Agreement, or the rights and duties of either in relation thereto, the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to receive from the losing party a reasonable sum as and for its costs and attorneys fees incurred both at and in preparation for trial and any appeal or review, such sum to be set by the court(s) before which the matter is heard. The foregoing provision shall apply to arbitration proceedings, and also to any proceedings of any nature in bankruptcy court, including proceedings regarding issues unique to bankruptcy law.

SECTION 20: REPRESENTATION

Each of the parties hereto have been represented by legal counsel of their choice in respect to this transaction. This Agreement shall not be construed adversely against either


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party by reason of the attorney for such party having prepared the same for review by the parties.

SECTION 21: COUNTING OF DAYS

    Whenever a time period set forth in this Agreement would otherwise expire on a Saturday, Sunday, or banking or federally recognized holiday, such time period shall be deemed extended to the next following business day. Whenever a time period set forth in this Agreement extends beyond the scheduled Closing Date, the Closing Date shall be extended to allow BUYER the full benefit of such time period (for example, the Closing Date shall be extended, if necessary, to allow BUYER the full benefit of the five day period referenced in Section 5 above).

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       BUYER:
                                  Eagle Hardware & Garden, Inc.

Date: 6/27/97, 1997                         /s/David J Heeremperger
                                       ------------------------------
                                       By:


                                       ------------------------------
                                       By:

                                       SELLER:
                                       Kent Central, L.L.C.


Date:____________, 1997                /s/Larry R Benaroya
                                       ------------------------------
                                       By: Larry R, Benaroya, Manager


EXHIBITS
--------

A. Description of Real Property (To be attached)
B. Site Plan and Schematic Design
C. Specifications
D. Construction Schedule


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                                                                          [LOGO]

                                     EXHIBIT "C"

                                    EAGLE HARDWARE
                                OUTLINE SPECIFICATIONS

                                   December 9, 1996

DIVISION 1 - GENERAL REQUIREMENTS

1.1      SUMMARY OF THE WORK

         A. The work includes the construction of a 654,408sf concrete tilt-up building. The new construction shall include a steel roof structure with wood decking, a 154,000sf mezzanine, tilt-up concrete walls, a 4-ply built-up roof with related site work.

1.2      BUILDING FEATURES

         A.   The gross new building areas are as follows:
              Base building:      654,408sf

         B.   Warehouse Clear Height: 30'

1.3      APPLICABLE CODES

         A. The work shall be completed in accordance with these specifications, the working drawings, and all applicable local codes.

         B. All work shall be completed in accordance with the requirements of the City of Kent, WA, Building Department.


                                                1519 W. Valley Hwy. N. Suite 103
                                                                    P.O. Box 899
                                                   Auburn, Washington 98071-0899
                                                                  (206) 833-2400
                                                                  (206) 575-4283
                                                              FAX (206) 939-4805
                                                                          [SEAL]

1.6      GENERAL

         A. All material shall be new. All work shall be performed in a professional workmanlike manner in accordance with generally accepted practices.

         B. Contractor shall provide temporary power, water, lighting, sanitary facilities, temporary field office, temporary fire protection, safety barriers and trash removal which may be required during construction and pay for all costs in connection with same including their removal.

1.7      WARRANTY

         A. Contractor shall warrant all work for a period of one year from the date of substantial completion. All equipment warranties shall be provided.

1.8      SCHEDULE

         A. Contractor shall maintain a CPM progress schedule and hold weekly construction meetings.

1.9      TESTING

         A. A complete geotechnical subsurface soils report shall be provided by the owner. (Seller)

         B. Compaction testing shall be provided by the contractor to ensure proper compaction of fill material in the building and parking areas.

         C. Concrete testing will be provided by the contractor. Concrete test cylinders and slump tests shall be made during concrete placement. An independent technician shall be present part time during construction of footings and wall panels and full time during floor slab pours.

1.10     SURVEYS

         A. Owner to provide property corners, bench mark, and topographical survey. - (by Seller)

         B. Contractor to provide survey for construction activities including building layout, earthwork, utility installation, and paving.

DIVISION 2 - SITEWORK


2.1      EARTHWORK

         A.   Erosion control

         B. The building pad and parking areas will receive 1'-0" Class "A" material.

         C.   The building pad will receive 4'-0" unclassified fill material.

         D. The pad will receive a 2'-0" surcharge comprised of the material to be placed in the site.

2.2      PAVING AND SURFACING

         A. All paving shall consist of 3" of Class "B" compacted asphaltic concrete mix supported by 6" of compacted stone base material.

2.3      CURBS

         A. 6" concrete extruded curbs shall be provided at the perimeter of the car parking and truck maneuvering areas.

2.4      WALKS

         A.   Sidewalks shall be 4" thick concrete with a broom finish.

2.5      SITE UTILITIES

         A.   A complete utilities system will be provided.

2.6      LANDSCAPING & IRRIGATION

         A.   Landscaping shall be per City of Kent standards.

DIVISION 3 - CONCRETE

3.1      MIX DESIGN

         A. All concrete shall consist of proper proportions of Portland Cement, coarse aggregates, fine aggregates and clean water conforming to application of A.S.T.M. Standard Specifications.

              (1) Concrete for footings, foundations and slabs shall be a minimum of 3,000 psi strength at (28) days, 5 sack mix.

              (2) Concrete for tilt-up panels shall be a minimum of 3,500 psi strength at (28) days, 5- 1/2 sack mix.

              (3) Concrete for exterior sidewalks shall be a minimum of 3,500 psi strength at (28) days, 5 sack mix, air entrained.

3.2      CONCRETE SLABS

         A.   The warehouse area floor slab shall be 5" thick.

         B.   The floor slab shall be unreinforced.

         C. Construction joints shall consist of greased 1/2" x 24" smooth dowels, 24" on center.

         D. The concrete floor slab shall have construction joints or saw cut control joints at 20 ft. maximum on center.

3.3      FOOTINGS & FOUNDATIONS

         A. The interior columns shall be supported on poured concrete footings that are reinforced with steel reinforcing bars.

         B. The precast panels shall be supported on continuous concrete footings.

3.4      TILT-UP CONCRETE WALLS

         A. The perimeter building walls shall be 7 1/4" tilt-up concrete wall panels per plan.

DIVISION 5 -METALS

5.1      STRUCTURAL STEEL

         A. Structural steel shall be A.S.T.M. A36 fabricated and erected in accordance with latest American Institute of Steel Construction Specifications.

         B.   All steel columns will be tube columns.

5.2      ROOF STRUCTURE

         A. Roof structure shall be comprised of Vulcraft type steel girder trusses, steel purlins with 1 3/4" nailers, 2x6 stiffeners, and the roof deck will be 15/32" O.S.B.

5.3      MEZZANINE STRUCTURE

         A. The 152,210sf mezzanine structure shall be comprised of Vulcraft type steel girder trusses with steel trusses at 6'-0" O.C. The mezzanine deck shall be 22 gage G60 steel deck with a 3" topping slab.

5.2      MISCELLANEOUS STEEL

         A. One roof scuttle ladder and hatch shall be provided at each end of building.

DIVISION 7 - THERMAL & MOISTURE PROTECTION

7.1      ROOFING & SHEET METAL

         A. Roof membrane shall be a 4-ply built-up fiberglass roof with a mineral cap surface with R-11 batt insulation.

         B. Copings, gutters and downspouts shall be preprimed, 24-gauge, sheet metal fabricated in accordance with SMACNA.

         C.   A 2-year warranty has been included for the roofing.

         D. Flashing and counter-flashing for the rooftop units shall be provided in accordance with SMACNA.

7.2      CAULKING & SEALANTS

         A. All exterior tilt-up concrete joints shall be caulked using a 2-part Dymeric polyurethane. The joints shall also have a backer rod behind the caulk (exterior only).

DIVISION 8 - DOORS & HARDWARE

8.1      HOLLOW METAL DOORS & FRAMES

         A. Hollow metal door frames shall be provided. Frames shall be welded type.

         B. Exterior hollow metal doors shall be 1-3/4" thick seamless flush foam filled doors. Doors shall be constructed of 18 gauge steel.

         C. All materials, construction and installation shall be in accordance with the specification of the Steel Door Institute.

8.2      HARDWARE

         A. All exterior doors shall receive one and one-half (1-1/2) pair ball bearing hinges, closer, lever arms, lock set, weather stripping, threshold, wipe strip, drip cap and latch guard.

         B. All hardware shall have a dull chrome finish (626D) and be of Series "S" commercial quality as manufactured by Schlage or equal. All hinges and latches will be steel with a stainless steel finish and all closers will be aluminum.

8.3      OVERHEAD DOORS

         A. (146) - 8'x10' and (4) - 14'x16' overhead doors have been provided.

         B. Doors shall be counterbalanced overhead, with a baked on enamel prime finish.

         B.   24-gauge non-insulated sectional doors with 2" tracks.

         C. All overhead doors shall be manual operation. 8'x10' only to manual. All 14'x16' O.H. doors shall be electrically operated.

8.4      STOREFRONTS & WINDOWS

         A. Storefront and windows include the use of clear anodized aluminum storefronts with narrow stile entrance doors, standard hardware and 3/16" reflective 1" O.A. insulating glass.

8.5      SKYLIGHTS/SMOKE VENTS

         A.   Single dome smoke vents.

DIVISION 9 - FINISHES

9.1      PAINTING

         A.   The exterior tilt-up concrete wall panels shall be painted with
              (2) coats of acrylic paint.

9.2      GWB

         A.   Draft curtains to be provided per building code requirements.

DIVISION 10 - SPECIALTIES

10.1     SIGNS

         A.   Handicapped parking stall signs shall be provided as required.

DIVISION 11 - EQUIPMENT

11.1     EDGE OF DOCKS

         A. All overhead doors to receive a Model FX 35,000 lb. capacity mechanical dockleveler manufactured by Kelley.

DIVISION 14 - CONVEYANCE SYSTEMS

14.1     ELEVATOR

         A.   Dover 2100 Series Hydraulic elevator.

DIVISION 15 - MECHANICAL

15.1     PLUMBING

         A.   A sanitary sewer line is run to each office module.

         B.   2" waterline stubbed into building and capped.

15.2     FIRE PROTECTION

              A. A complete wet fire sprinkler system shall be provided throughout the building.

                   -    An ESFR system shall be provided in all high bay areas.

                   - The areas below the mezzanine will receive a system to accommodate storage of Class IV materials to 15' high. The system will provide .29 gpm over 2000 sf.

                   - The areas above the mezzanine will receive a system to accommodate storage of Class IV materials to 12' high. The system will provide .17 gpm over 2000 sf.

15.3     WAREHOUSE HEATING

         A. The warehouse to have gas fired unit heaters for freeze protection of 8 BTU's per SF per N.R.E.C.


DIVISION 16 - ELECTRICAL

16.1     SERVICE

         A. Electrical service to building to be 1,200 amp, 277/480 volt, 3-phase service. One 100 amp, 277/480 volt, 3-phase service with a 15 kva transformer and (1) 100 amp, 120/208 volt, 3-phase panel for house lighting and power. Alternate 1,600 amp service to be at Eagle's option.

         B. The electrical service to the building shall be underground. The power transformer shall be sized and installed by Puget Power.

16.2     POWER WIRING

         A.   The power wiring for the unit heaters shall be provided.

         B.   Power for the phone board shall be provided.

         C.   Power for the irrigation system shall be provided.

         D.   Power for the fire alarm system shall be provided.

16.3     LIGHTING

         A. The warehouse lighting shall be high bay metal halide fixtures 15 footcandles at 3' above floor.

         B. The egress lighting shall be single or double faced with battery backup and shall be provided as required by code.

         C. Emergency lighting will be provided by high bay fixtures power by an emergency generator and as required by code.

         D. Site lighting shall be provided by wall pacs and will provide 0.5 footcandles at the outside edge of paving.

16.4     TELEPHONE/DATA

         A. Two (2) 4" conduits with pull string for telephone service shall be provided.

         B. All other telephone and data wiring to be provided by owner or Buyer (Eagle).

DIVISION 17 - EXCLUSIONS & CLARIFICATIONS

17.1     ITEMS PROVIDED BY OWNER (Seller) (Seller is Kent Central, LLC)

         A. Gas and electric company recoupment and/or other utility capacity charges. The underground electrical fees are not included. - by Seller

         B.   Telephone and communications system. - by Eagle (Buyer)

         D. Connection of the fire suppression to a central monitoring station. - by Seller

         E.   8.2% Washington Sales Tax. - by Seller

         F. Building permit costs and plan check fees, mitigation costs, water, storm or sewer assessments. - all by Seller

         G. Hose stations. - by Eagle (if required - See Larry Benaroya letter 6/26/97)

         H. Environmental assessment study or any testing for hazardous materials. - by Seller

         I. Removal of underground obstructions, i.e., rock, trash, toxics, etc., or unsuitable materials. - all by Seller

         J.   Architectural and engineering fees. - by Seller

         K.   Bonds. - by Seller

         L.   Site and building demolition. - by  Seller

                                                                     [LOGO]

KELLEY FX-REGISTERED TRADEMARK- DOCKLEVELER







                                     [ART]






SUMMARY OF FEATURES

- High volume, low-pressure airbag lifting mechanism.

- Lifting bag with polyvinylchloride coated, polyester fibers retains lifting effectiveness even when punctured; easily repaired with adhesive vinyl patches.

- Lifting bag operates under temperature extremes of -65 degrees to +150 degrees F.

- 60,000 lbs. structural dock levels support legs. Drop tested to the full rated capacity of the dockleveler.

- Lifting bag, gaskets,and fittings resistant to chemical exposure and rodent damage.

- 10 amp fan with two-stage, single-speed, self-cleaning filters, UL-approved motor--runs off 115 volt single-phase electrical outlet.

- Shielded NEMA 4 push-button activation.

- Automatic lip extension with every cycle.

- Filtered, self-cleaning fan motor reverses air direction through fan motor housing.

- Full operating range toe guards with yellow OSHA required markings (per ANSI Z535).

- Self-cleaning lug-type lip hinge with lifetime warranty.

                                                                     [LOGO]

SPECIFICATIONS FX-REGISTERED TRADEMARK- Dockleveler

ARCHITECTURAL SPECIFICATIONS (SHORT FORM)

Automatic adjustable dockleveler(s) to be 8' long x 6' wide, (25,000 lbs.-50,000 lbs.) capacity of dockleveler per ANSI MH 14.1-87. To be fully automatic, air operated with heavy-duty, shielded NEMA 4 Push-button control box as standard. Electrical requirements to be standard 115v single phase for ease of installation. Gravity Lip-TM- Automatic Lip Extension ensures proper lip extension, with descent of dockleveler into trailer. Below Dock Control Chain supplied to retract dock level support legs for complete servicing of trailers below dock. Below Dock Control Chain also allows for lowering of leveler without extending lip. Full operating range toe guards with OSHA required (per ANSI Z535.1) yellow markings. Dockleveler to be complete package including motor housing assembly, full operating range toe guards, integral maintenance strut for deck, and lip lock. Two heavy duty dock bumpers as standard. To meet ANSI MH 14.1-87 and CS 202-56 standards. To be Kelley model FX6x8-35 as distributed by Pace Material Handling.

FX dockleveler available in 6, 6.5, and 7 foot widths as well as 6, 8, and 10 foot lengths. Capabilities from 25 to 50,000 lbs. Consult factory.

Actual life of any dockleveler is dependent on gross load weight, weight distribution, angle of incline, type of forklift truck, number of forklift truck wheels, type of tire and speed of forklift truck. Proper application, based on actual operating conditions, can be made by use of an authorized Kelley Dock Systems Distributor.

OPERATION

- Dockleveler rises when NEMA 4 shielded push-button is pushed and held.

- Gravity Lip-TM- automatically extends as deck section descends into trailer bed.

- After loading or unloading is complete dock attendant pushes button to activate air system and raise dockleveler. Gravity Lip-TM- falls pendant and dockleveler is stored.

- In stored position, dockleveler is fully supported by docklevel support legs.

- Ramp may be lowered to fully supported below dock level position, without extending lip, to service low trucks in end load situations.

CONSTRUCTION

- Unitized ramp section.

- Self cleaning lug-style lip hinge with lifetime warranty.

- Fully welded, easy-to-clean subframe.

- Airbag and fan motor subassembly.

- Fixed rear hinge provides 4" of side-to-side tilt without gap at rear hinge.

WORKING (SERVICE) RANGE

Six and eight foot long models - 24' from 12" above dock to 12" below. Ten foot long models - 30', from 18" above dock to 12" below.

OPTIONAL FEATURES1

- Foam insulated ramp.

- Abrasive skid resistant ramp and lip surface.

- Spray metalized ramp, lip and frame.

- Eighteen or twenty inch lip. Recommended for use when servicing refrigerated trailers.

- Minimum lip bend to reduce crown between deck and lip for use with mechanical handling equipment with low underclearance.

- Smooth plate deck and lip.

- Custom specified color.

- Black and yellow striped toe guards.

ACCESSORIES

- Spacer kit for existing pits and new construction sloped pits--recommended for food and food service applications.

- Curb angle sets.

- Side and rear weatherseal.

- Self-forming pans.

- Self-contained frames.

KELLEY RECOMMENDS

- AUTOCHOCK-TM- truck restraining system.

- TRUKSTOP-TM- truck restraining system.

- TRUKALERT-TM- illuminated loading dock communications package.

- SENTRY-TM- Safety Gate


SHIPPING WEIGHTS

-----------------------------------------------------------------------------------------
               25,000 LB.   30,000 LB.   35,000 LB.   40,000 LB.  45,000 LB.   50,000 LB.
MODEL          CAPACITY     CAPACITY     CAPACITY*    CAPACITY    CAPACITY*    CAPACITY
-----------------------------------------------------------------------------------------
FX 6 x 6         1360         1460         1460         1612        1612         1669
FX 6 x 8         1648         1761         1761         1943        1943         2028
FX 6 x 10        2007         2132         2132         2345        2345         2456
FX 6.5 x 6       1453         1557         1557         1656        1656         1714
FX 6.5 x 8       1739         1860         1860         1991        1991         2076
FX 6.5 x 10      2154         2293         2293         2461        2461         2572
FX 7 x 6         1549         1657         1657         1793        1793         1851
FX 7 x 8         1843         1972         1972         2143        2143         2227
FX 7 x 10        2300         2454         2454         2666        2666         2777
-----------------------------------------------------------------------------------------

* Reinforced.


Consistent with our policy of continuing product improvement, we reserve the right to change these specifications without notice or obligation.

-C-1996 Kelley Dock Systems Form No. 10-795 R3


Kelley Dock Systems
6720 N. Teutonia Avenue
Milwaukee, WI 53209-0993  USA
TEL: (414) 352-1000
FAX: (414) 352-2093

                                      EXHIBIT D

                                CONSTRUCTION SCHEDULE

Date Completed               Duration            Event
--------------               --------            -----

June 25, 1997                                    Approve Building Footprint

July 7, 1997                 10 Days             Approve Schematic Design

July 28, 1997                3 weeks             Complete Construction Drawings

October 28, 1997             1-3 Months          Obtain Construction Permit

May 16, 1998                 200 Days            Substantial Completion

                                      EXHIBIT A
                                    ALTERNATIVE 1
                          EAGLE HARDWARE & GARDEN WAREHOUSE
                          WITH 50-FOOT ROAD ALONG SOUTH LINE

PARCEL A:

All of Tract 5 and those portions of Tract 1 and the unplatted Tract "A," Kent Five Acre Tracts, according to the plat thereof, recorded in Volume 10 of Plats, page 19, in King County, Washington, described as follows:

COMMENCING at the Southeast corner of the Northeast quarter of the Southeast quarter of Section 12, Township 22 North, Range 4 East, Willamette Meridian, in King County, Washington;
THENCE West along the South line of said subdivision 30 feet to a point on the West margin of Primary State Highway No. 5 (84th Avenue South), said point being the Southeast corner of said unplatted Tract "A" and the TRUE POINT OF BEGINNING;
THENCE North along the West line of Primary State Highway No. 5, a distance of 30 feet;
THENCE West parallel with the South line of said Tracts 1 and "A," a distance of 320 feet;
THENCE North parallel with the East line of said Tracts 1 and "A," 291.7 feet, more or less, to the North line of said Tract 1;
THENCE West 328.5 feet, more or less, to the Northwest corner of said Tract 1; THENCE South 321.7 feet, more or less, to the Southwest corner of said Tract 1; THENCE East along the South line of said Tracts 1 and "A," 648.5 feet, more or less, to the TRUE POINT OF BEGINNING;

EXCEPT the East 12 feet of the South 30 feet of Tract "A," conveyed to the City of Kent for street by deed recorded under Recording No. 7209150092; and

EXCEPT that portion conveyed to the City of Kent for street by deed recorded under Recording No. 7908130086;

ALSO EXCEPT that portion of Tract 2 of Kent Five Acre Tracts, according the plat thereof recorded in Volume 10 of Plats, page 19, in King County, Washington, described as follows:

BEGINNING at the Southeast corner of said Tract 2;
THENCE North 88DEG. 26' 13" West along the South line of said Tract 2, a distance of 320.00 feet;
THENCE North 01DEG. 14' 06" East parallel with the East line of said Tract 2, a distance of 288.18 feet to the South line of the North 50 feet of said Tract 2; THENCE South 88DEG. 25' 58" East along said South line of the North 50 feet of Tract 2, a distance of 320.00 feet to the East line of said Tract 2;
THENCE South 01DEG. 14' 06" West along said East line, a distance of 288.16 feet to the POINT OF BEGINNING;

EXCEPT the East 12 feet thereof for 84th Avenue South;

Situate in the County of King, State of Washington.

                                                                          [SEAL]
                                                                MARK S. HARRISON
                                                             STATE OF WASHINGTON
                                                                           21457
                                                                      REGISTERED
                                                      PROFESSIONAL LAND SURVEYOR
                                                                  EXPIRES 8/4/98

                                                             /s/Mark S. Harrison
                                                                         6-18-97

Project: Kent Warehouse
June 18, 1997

PARCEL B:

Tracts 2, 7 and 9, Kent Five Acre Tracts, according to the plat thereof, recorded in Volume 10 of Plats, page 19, in King County, Washington;

EXCEPT the West 20 feet of said Tract 9, condemned for drainage ditch by Drainage District No. 1, in King County Superior Court Cause No. 329121; and

EXCEPT the East 12 feet of Tract 2, conveyed to the City of Kent for street by deed recorded under Recording No. 7209150101; and

EXCEPT that portion conveyed to the City of Kent for street by deed recorded under Recording No. 7908130086.

PARCEL C:

Unplatted Tract "B," as shown and delineated on the plat of Kent Five Acre Tracts, according to the plat thereof, recorded in Volume 10 of Plats, page 19, in King County, Washington;

EXCEPT the West 20 feet thereof condemned for drainage ditch by Drainage District No. 1, in King County Superior Court Cause No. 329121; and

EXCEPT that portion thereof lying North of the Westerly extension of the centerline of South 218th Street; and

EXCEPT that portion thereof conveyed to the City of Kent for street by deed recorded under Recording No. 7908130086.

PARCEL D:

That portion of the South half of the Southeast quarter of Section 12, Township 22 North, Range 4 East, Willamette Meridian, in King County, Washington, described as follows:

COMMENCING at the Northeast corner of said South half of the Southeast quarter;
THENCE West along the North line of said South half of the Southeast quarter, 30 feet to an intersection with the West margin of Primary State Highway No. 5 (84th Avenue South) and the TRUE POINT OF BEGINNING;
THENCE CONTINUING West along said North line to the Easterly margin of the right-of-way of the Northern Pacific Railway Company;
THENCE Southeasterly along said Easterly margin to the Northwest corner of Tract 8, Shinn's Valley Home Addition to Kent, according to the plat thereof, recorded in Volume 7 of Plats, page 22, in King County, Washington;
THENCE East along the North line of said addition to an intersection with a line parallel with and 320 feet West of the West margin of Primary State Highway No. 5;

                                                                          [SEAL]
                                                                MARK S. HARRISON
                                                             STATE OF WASHINGTON
                                                                           21457
                                                                      REGISTERED
                                                      PROFESSIONAL LAND SURVEYOR
                                                                  EXPIRES 8/4/98

                                                             /s/Mark S. Harrison
                                                                         6-18-97


Project: Kent Warehouse
June 18, 1997

THENCE North parallel with the West margin of Primary State Highway No. 5 to an intersection with a line 30 feet South of and parallel with the North line of the South half of the Southeast quarter of said Section 12;
THENCE East along said parallel line to the West margin of Primary State Highway No. 5;
THENCE North along said West line 30 feet to the TRUE POINT OF BEGINNING;

EXCEPT the Westerly 20 feet thereof condemned for drainage ditch by Drainage District No. 1, in King County Superior Court Cause No. 329121; and

EXCEPT the East 12 feet conveyed to the City of Kent for street by deed recorded under Recording No. 7209150092;

TOGETHER WITH that portion of South 218th Street adjoining as vacated by City of Kent Ordinance No. 3293 recorded under Recording Nos. 9608080143 and 9701280976 which would attach by operation of law.

                                                                          [SEAL]
                                                                MARK S. HARRISON
                                                             STATE OF WASHINGTON
                                                                           21457
                                                                      REGISTERED
                                                      PROFESSIONAL LAND SURVEYOR
                                                                  EXPIRES 8/4/98

                                                             /s/Mark S. Harrison
                                                                         6-18-97


Project: Kent Warehouse
June 18,1997

                                     [SITE PLAN]

                                     [SITE PLAN]

                                     [LETTERHEAD]


June 26, 1997


Mr. Richard Takata
Mr. Peter Gallina
Eagle Hardware & Garden
981 Powell Avenue SW
Renton, Washington 98055

Dear Pete and Rich,

Thank you for your call advising me that Dave has signed the agreement, but as a final outstanding item, needs clarification/correction of Exhibit C, paragraph 17 - Exclusions and Clarifications.

As we discussed, Poe is not including the items in paragraph 17 in their contract with us.

In our agreement with you, those items are all included with the exception of items B and G.

As to item B, we will bring telephone service to the building. You will provide the telephone and communications systems.

As to item G, when the Kent Fire Department does its inspection of your facility sometime after you take occupancy of the building, they may determine, based upon your occupancy, that you need hose stations. If any were required, they (like the phone system) would be related to your specific use and would be at your cost. (We don't expect any hose stations will be required since none have been required in the 3 other buildings we have built in Kent in the past year.)

We will be ready to begin moving dirt from Van Doren's West to Kent Central next week, and will move as quickly as possible to make the most of the construction season.

Thanks for your help.


Sincerely,

/s/Larry Benaroya
Larry Benaroya